                                                                   EXHIBIT 10.44

                                                                  EXECUTION COPY


                            SALOMON SMITH BARNEY INC.
                              390 GREENWICH STREET
                            NEW YORK, NEW YORK 10013

CITICORP NORTH AMERICA, INC.                          THE CHASE MANHATTAN BANK
    388 GREENWICH STREET                             J.P. MORGAN SECURITIES INC.
  NEW YORK, NEW YORK 10013                                 270 PARK AVENUE
                                                      NEW YORK, NEW YORK 10017

 CREDIT SUISSE FIRST BOSTON                           FLEET RETAIL FINANCE INC.
   ELEVEN MADISON AVENUE                               FLEET SECURITIES, INC.
  NEW YORK, NEW YORK 10010                           40 BROAD STREET, 10TH FLOOR
                                                     BOSTON, MASSACHUSETTS 02109


                                                                    May 15, 2001


Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: Mr. Robert G. Miller
           Chairman of the Board of Directors
           and Chief Executive Officer

                              Rite Aid Corporation
                  $1,900,000,000 Senior Secured Credit Facility
                                Commitment Letter

Ladies and Gentlemen:

Rite Aid Corporation ("Rite Aid") has advised Citi/SSB, JPMorgan, CSFB and Fleet (as defined below) that Rite Aid desires to establish the Senior Facility (as defined in Exhibit A) in connection with the transactions described in Exhibit A hereto (the "Transaction Description"). Capitalized terms used in this Commitment Letter but not defined herein shall have the meanings given to them in the Transaction Description.

Subject to the terms and conditions described in this Commitment Letter (including Exhibits A, B and C hereto), and in the Fee Letters referred to below, Citi/SSB, JPMorgan, CSFB and Fleet are pleased to inform Rite Aid of their several commitments to provide the following principal amounts of the Senior Facility:

                             Citi/SSB     $475,000,000
                             JPMorgan     $475,000,000
                             CSFB         $475,000,000
                             Fleet        $475,000,000
                                        --------------
                             Total      $1,900,000,000

Each of Citi/SSB, JPMorgan, CSFB and Fleet shall be liable only for its own commitment hereunder, and shall not have any liability with respect to the commitment of any other party.

The commitments of each of Citi/SSB, JPMorgan, CSFB and Fleet hereunder will be irrevocably reduced by the amount of the commitments of any other prospective Senior Lenders (as defined below) which execute commitments relating to the Senior Facility to the extent expressly stated in such commitment of such other prospective Senior Lenders. Such reductions will be allocated among the commitments of Citi/SSB, JPMorgan, CSFB and Fleet as agreed by them.

For purposes of this Commitment Letter, "Citi/SSB" shall mean Citicorp North America, Inc. and/or any affiliate thereof, including Salomon Smith Barney Inc. ("SSBI"), as Citi/SSB shall determine to be appropriate to provide the services contemplated herein. "CSFB" means Credit Suisse First Boston or any affiliate thereof. "Fleet" means Fleet Retail Finance Inc. and/or any affiliate thereof, including Fleet Securities, Inc., as Fleet Retail Finance Inc. shall determine to be appropriate to provide the services contemplated herein. "JPMorgan" means J.P. Morgan Securities Inc. and/or any affiliate thereof, including The Chase Manhattan Bank, as JPMorgan shall determine to be appropriate to provide the services contemplated herein. Citi/SSB, JPMorgan, Fleet and CFSB are referred to collectively as the "Agents".

1. Conditions Precedent. The commitments of Citi/SSB, JPMorgan, CSFB and Fleet hereunder are subject to:

    (a) The Agents' completion of, and satisfaction in all respects with, the results of its ongoing due diligence investigation of the business, assets, operations, properties, condition (financial or otherwise), contingent liabilities, prospects and material agreements of Rite Aid. Each of the Agents confirms its satisfaction with the results of its due diligence investigation of Rite Aid to date and expects that its due diligence investigation will be completed within 30 days of the date of delivery to the Agents of Rite Aid's Annual Report on Form 10-K for the fiscal year ended March 3, 2001.

    (b) The preparation, execution and delivery of definitive documentation with respect to the Senior Facility, including a credit agreement, security agreements and guarantees incorporating substantially the terms and conditions outlined in this Commitment Letter and otherwise reasonably satisfactory to the Agents and Citi/SSB's counsel (the "Operative Documents"), on or before August 31, 2001.

    (c) There not having occurred any material adverse change in the business, assets, operations, properties, condition (financial or otherwise), contingent liabilities, prospects or material agreements of Rite Aid and its subsidiaries, taken as a whole, since March 3, 2001.

    (d) There not having occurred any disruption of or change in loan syndication, financial, banking or capital market conditions that, in the reasonable judgment of the Agents, could materially impair the syndication of the Senior Facility.

    (e) The accuracy and completeness of all representations that Rite Aid and its affiliates make to the Agents and all information that Rite Aid and its affiliates furnish to the Agents.

    (f) The payment in full of all fees, expenses and other amounts payable under this Commitment Letter and the Fee Letters.

    (g) The Agents' reasonable satisfaction with (i) the structure of the Transactions and all related tax, legal and accounting matters, (ii) the material terms of the Transactions and of all agreements and instruments to be entered into in connection with the Transactions and (iii) the capitalization, structure and equity ownership of Rite Aid and its subsidiaries after giving effect to the Transactions.

    (h) The Agents' satisfaction that Rite Aid is not subject to material contractual or other material restrictions that would be violated by the Transactions, including the granting of perfected first priority security interests and guarantees and the payment of dividends by subsidiaries.

    (i) The execution, delivery and compliance with the terms of (i) this Commitment Letter and (ii) the Fee Letters.

    (j) The completion of the Additional Financings on substantially similar terms and conditions as those described in this Commitment Letter (including Exhibits A, B and C hereto).

    (k) There not having been any material changes to the five-year business plan of Rite Aid which has been previously delivered to the Agents.

    (l) The Agents' receipt of valuations and appraisals of the Collateral by independent appraisal firms satisfactory to the Agents which valuations and appraisals shall be satisfactory to the Agents.

    (m) Citi/SSB's completion of a field examination of the Collateral, the results of which shall be satisfactory to the Agents.

Please note that the terms and conditions of Citi/SSB's, JPMorgan's, CSFB's and Fleet's commitments hereunder are not limited to those set forth in this Commitment Letter and that those matters that are not covered or made clear in this Commitment Letter are subject to mutual agreement of the parties.

2. Commitment Termination. The commitments set forth in this Commitment Letter will terminate on the earlier of August 31, 2001 and the date of execution and delivery of the Operative Documents. Before such date, the Agents may terminate this Commitment Letter if any event occurs or information becomes available that, in their reasonable judgment, results or is likely to result in the failure to satisfy any condition set forth in Section 1, unless, in the judgment of the Agents, such event or condition is capable of being cured and Rite Aid is working diligently to the satisfaction of the Agents to effect such a cure.

3. Syndication. Each of the Agents reserves the right, before or after the execution of the Operative Documents, to syndicate all or a portion of its commitment to one or more other financial institutions, in consultation with Rite Aid, that will become parties to the Operative Documents pursuant to syndications to be managed by the Joint Lead Arrangers (as defined below) (the financial institutions becoming parties to the Operative Documents being collectively referred to herein as the "Senior Lenders"). Rite Aid understands that the Joint Lead Arrangers intend to commence such syndication of the Senior Facility promptly and that the Joint Lead Arrangers may elect to appoint one or more syndication agents to direct such syndication efforts on their behalf.

The Joint Lead Arrangers will act as the joint lead syndication agents with respect to the Senior Facility and will manage all aspects of the syndications in consultation with Rite Aid and the Syndication Agents, including the timing of all offers to potential Senior Lenders, the determination of all amounts offered to potential Senior Lenders, the selection of Senior Lenders, the allocation of commitments among the Senior Lenders, the assignment of any titles and the compensation to be provided to the Senior Lenders.

Rite Aid shall take all action that the Joint Lead Arrangers may reasonably request to assist them in forming syndicates acceptable to each of the Joint Lead Arrangers and Rite Aid. Rite Aid's assistance in forming such syndicates shall include but not be limited to: (i) making senior management, representatives and advisors of Rite Aid available to participate in informational meetings with potential Senior Lenders at such times and places as the Joint Lead Arrangers may reasonably request; (ii) using its reasonable best efforts to ensure that the syndication efforts benefit from Rite Aid's existing lending relationships; (iii) assisting (including using its best efforts to cause its affiliates and advisors to assist) in the preparation of a confidential information memorandum for the Senior Facility and other marketing materials to be used in connection with the syndications; and (iv) promptly providing the Joint Lead Arrangers with all information reasonably deemed necessary by them to successfully complete the syndications.

To ensure an orderly and effective syndication of the Senior Facility, Rite Aid agrees that, from the date hereof until the termination of the syndications (as determined by the Joint Lead Arrangers), it will not and will not permit any of its affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt security or commercial bank or other debt facility (including any renewals thereof), without the prior written consent of the Joint Lead Arrangers other than as contemplated by the Transactions.

Rite Aid agrees that (a) Citicorp USA, Inc. will act as the sole administrative agent for the Senior Facility, (b) SSBI and JPMorgan will act as joint lead arrangers and joint book managers (the "Joint Lead Arrangers") for the Senior Facility, and (c) JPMorgan, CSFB and Fleet will act as syndication agents for the Senior Facility. No additional agents, co-agents, arrangers or co-arrangers, will be appointed, or other titles conferred, without the consent of the Joint Lead Arrangers. Rite Aid agrees that no Senior Lender will receive any compensation of any kind for its participation in the Senior Facility, except as expressly provided in the Fee Letters or in Exhibit A, B or C.

4. Fees. In addition to the fees described in Exhibits B and C, Rite Aid will pay the fees set forth in the fee letter relating to the Senior Facility dated the date hereof between Rite Aid and the Agents (the "Senior Facility Fee Letter") and the fee letter dated the date hereof between Rite Aid and Citi/SSB (the "Arrangement Fee Letter" and, together with the Senior Facility Fee Letter, the "Fee Letters"). The terms of the Senior Facility Fee Letter are an integral part of the Agents' commitments hereunder and constitute part of this Commitment Letter for all purposes hereof. Each of the fees described in the Fee Letters and Exhibits B and C shall be nonrefundable when paid.

5. Indemnification. Rite Aid agrees to indemnify and hold harmless the Agents, each Senior Lender and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an "Indemnified Person") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Person, (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Commitment Letter or the Operative Documents or the Transactions contemplated hereby or thereby, or any use made or proposed to be made with the proceeds of the Senior Facility, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective, whether or not such investigation, litigation or proceeding is brought by Rite Aid, any of its directors, securityholders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not the Transactions contemplated hereby are consummated.

No Indemnified Person shall have any liability (whether in contract, tort or otherwise) to Rite Aid or any of its directors, securityholders or creditors for or in connection with the Transactions contemplated hereby, except for direct damages (as opposed to special, indirect, consequential or punitive damages including, without limitation, any loss of profits, business or anticipated savings) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person's gross negligence or willful misconduct.

If any litigation or proceeding is brought against any Indemnified Person in respect of which indemnification may be sought against Rite Aid pursuant to this
Section 5, such Indemnified Person shall promptly notify Rite Aid in writing of the commencement of such litigation or proceeding, but the failure so to notify Rite Aid shall relieve Rite Aid from any liability which it may have hereunder only if, and to the extent that, it has been materially prejudiced by such failure and will not in any event relieve Rite Aid from any other obligation or liability that it may have to any Indemnified Person other than under this Commitment Letter. In case any such litigation or proceeding shall be brought against any Indemnified Person and such Indemnified Person shall notify Rite Aid in writing of the commencement of such litigation or proceeding, Rite Aid shall be entitled to participate in such litigation or proceeding, and, after written notice from Rite Aid to such Indemnified Person, to assume the defense of such litigation or proceeding with counsel of its choice at its expense; provided, however, that such counsel shall be satisfactory to the Indemnified Person in the exercise of its reasonable judgment; and provided further, however, that Rite Aid shall not have the right to assume the defense of any litigation or proceeding related to the security interests granted in favor of the Senior Lenders or the validity or enforceability of the documentation for the Senior Facility. Notwithstanding the election of Rite Aid to assume the defense of such litigation or proceeding, such Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such litigation or proceeding, and Rite Aid shall bear the reasonable fees, costs and expenses of such separate counsel and shall pay such fees, costs and expenses at least quarterly (provided that with respect to any single litigation or proceeding or with respect to several litigations or proceedings involving substantially similar legal claims, Rite Aid shall not be required to bear the fees, costs and expenses of more than one such counsel except where such Indemnified Person requires local counsel, in which case Rite Aid shall also be required to bear the fees, costs and expenses of such local counsel) if (i) the use of counsel chosen by Rite Aid to represent such Indemnified Person would present such counsel with a conflict of interest (based upon written advice of counsel to the Indemnified Person), (ii) the defendants in, or targets of, any such litigation or proceeding include both an Indemnified Person and Rite Aid, and such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it or to other Indemnified Persons which are different from or additional to those available to Rite Aid (in which case Rite Aid shall not have the right to direct the defense of such action on behalf of the Indemnified Person), (iii) Rite Aid shall not have employed counsel satisfactory to such Indemnified Person, in the exercise of the Indemnified Person's reasonable judgment, to represent such Indemnified Person within a reasonable time after notice of the institution of such litigation or proceeding or (iv) Rite Aid shall authorize in writing such Indemnified Person to employ separate counsel at the expense of Rite Aid. In any action or proceeding the defense of which Rite Aid assumes, the Indemnified Person shall have the right to participate in such litigation and retain its own counsel at such Indemnified Person's own expense. Rite Aid and each Indemnified Person agrees to use all reasonable efforts to cooperate in the defense of any action or proceeding pursuant to which a claim for indemnification is made under this Section 5.

No Indemnified Person seeking indemnification under this Commitment Letter shall, without Rite Aid's prior written consent (which consent shall not be unreasonably withheld), settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification may be sought hereunder.

6. Costs and Expenses. Rite Aid shall pay or reimburse Citi/SSB on demand for all reasonable out-of-pocket costs and expenses incurred by Citi/SSB (whether incurred before or after the date hereof), in each case in connection with the

Senior Facility and the preparation, negotiation, execution and delivery of this Commitment Letter, the Operative Documents and any security arrangements in connection with the Senior Facility, including valuation and appraisal of the Collateral (which costs and expenses will be documented in reasonable detail), and the reasonable fees and disbursements of counsel and appraisal firms (whether incurred before or after the date hereof), whether or not any of the Transactions contemplated hereby are consummated. Rite Aid further agrees to pay all costs and expenses of Citi/SSB (including, without limitation, reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.

7. Confidentiality. By accepting delivery of this Commitment Letter, Rite Aid agrees that this Commitment Letter is for its confidential use only and that neither its existence nor the terms hereof will be disclosed by it to any person other than its officers, directors, employees, accountants, attorneys and other advisors, and then only on a confidential and "need to know" basis in connection with the Transactions contemplated hereby. Notwithstanding the foregoing, following Rite Aid's acceptance of the provisions hereof and its return of an executed counterpart of this Commitment Letter to Citi/SSB as provided below,
(i) Rite Aid may file a copy of this Commitment Letter (other than the Fee Letters) in any public record in which it is required by law to be filed and
(ii) Rite Aid may make such other public disclosures of the terms and conditions hereof as (a) Rite Aid is required by law, in the opinion of its counsel, to make and (b) may be necessary or advisable in connection with the Transactions.

8. Representations and Warranties. Rite Aid represents and warrants that (i) all information (other than financial projections) that has been or will hereafter be made available to the Agents, any Senior Lender or any potential Senior Lender by or on behalf of Rite Aid or any of its representatives in connection with the Transactions contemplated hereby is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (ii) all financial projections, if any, that have been or will be prepared by or on behalf of Rite Aid or any of its representatives and made available to the Agents, any Senior Lender or any potential Senior Lender have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related financial projections are made available to the Agents. If, at any time from the date hereof until the execution and delivery of the Operative Documents, any of the representations and warranties in the preceding sentence would be incorrect if the information or financial projections were being furnished, and such representations and warranties were being made, at such time, then Rite Aid will promptly supplement the information and the financial projections so that such representations and warranties will be correct under those circumstances.

In issuing this Commitment Letter and in arranging the Senior Facility including the syndication of the Senior Facility, the Agents will be entitled to use, and to rely on the accuracy of, the information furnished to it by or on behalf of Rite Aid or any of its representatives without responsibility for independent verification thereof.

9. No Third Party Reliance, Etc. The agreements of the Agents hereunder and of any Senior Lender that issues a commitment to provide financing under the Senior Facility are made solely for the benefit of Rite Aid and may not be relied upon or enforced by any other person (other than Indemnified Persons pursuant to Section 5). This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto.

10. Sharing Information. Rite Aid acknowledges that the Agents may provide debt financing, equity capital or other services (including financial advisory services) to parties whose interests regarding the Transactions described herein and otherwise may conflict with Rite Aid's interests. Consistent with the Agents' policy to hold in confidence the affairs of its customers, the Agents will not furnish confidential information obtained from Rite Aid or its affiliates to any of its other customers. Furthermore, the Agents will not use in connection with the Transactions contemplated hereby, or furnish to Rite Aid, confidential information obtained by the Agents from any other person.

11. Assignments. Rite Aid may not assign this Commitment Letter or the Agents' commitments hereunder without the Agents' prior written consent, and any attempted assignment without such consent shall be void.

12. Amendments. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto.

13. Governing Law, Etc. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. This Commitment Letter sets forth the entire agreement among the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of a manually executed counterpart of this Commitment Letter. Sections 3 through 8, 10, 13 and 14 shall survive the expiration or termination of this Commitment Letter whether or not the Operative Documents shall be executed and delivered, but, after the effectiveness of the Operative Documents, only to the extent not inconsistent with the Operative Documents.

14. Waiver of Jury Trial. Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the Transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.

Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letters and returning them to Richard
D. Banziger, Managing Director, Salomon Smith Barney Inc., 390 Greenwich Street, New York, New York 10013 (telecopier: (212) 723-8544) at or before 5:00 p.m. (New York City time) on May 15, 2001, at which time the commitment of the Agents set forth above (if such acceptance, deposits and payments have not occurred prior thereto) will expire.

If you elect to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.

                                                   Very truly yours,

                                                   CITICORP NORTH AMERICA, INC.,

                                                   By___________________________
                                                   Name:
                                                   Title:  Vice President

                                                   SALOMON SMITH BARNEY INC.,

                                                   By___________________________
                                                   Name:
                                                   Title:   Managing Director

                                                   THE CHASE MANHATTAN BANK,

                                                   By___________________________
                                                   Name:
                                                   Title:

                                                   J.P. MORGAN SECURITIES INC.,

                                                   By___________________________
                                                   Name:
                                                   Title:

                                                   CREDIT SUISSE FIRST BOSTON,

                                                   By___________________________
                                                   Name:
                                                   Title:

                                                   FLEET RETAIL FINANCE INC.,

                                                   By___________________________
                                                   Name:
                                                   Title:

                                                   FLEET SECURITIES, INC.,

                                                   By___________________________
                                                   Name:
                                                   Title:

ACCEPTED AND AGREED on May 15, 2001:

RITE AID CORPORATION,

By_______________________
Name:
Title:

CONFIDENTIAL                                                           EXHIBIT A
May 15, 2001


                              Rite Aid Corporation
                  $1,900,000,000 Senior Secured Credit Facility
                             Transaction Description

All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter relating to this Transaction Description. The following transactions are referred to herein as the "Transactions".

         1. Rite Aid will obtain a new senior secured credit facility in an aggregate principal amount of $1,900,000,000 (the "Senior Facility"), which shall be unconditionally guaranteed by its subsidiaries and secured by a first priority security interest in the Collateral (as described in Exhibit B to the Commitment Letter).

         2. Rite Aid will seek to raise not less than $1,050,000,000 of gross proceeds from a combination of financings (the "Additional Financings") as described below, in each case in form and substance, including structure and terms, satisfactory to the Agents:

                   (a) from equity financings (other than debt for equity swaps), gross proceeds of at least $400,000,000 in cash (the "Additional Equity Financing"); and

                   (b) the balance from a combination of debt for equity swaps or public or private debt securities and/or real estate financings (the "Additional Debt Financing"); provided that at least $300,000,000 of such balance consists of debt for equity swaps (including those effected since March 3, 2001, other than those effected through the public exchange offer by Rite Aid in respect of its $156,000,000 5.25% Convertible Subordinated Notes due 2002 and $110,000,000 6.00% Dealer Remarketable Securities due 2003) or other equity financings.

         3. Costs and expenses (including, without limitation, all fees and amounts payable under the Fee Letters) incurred for services actually provided to Rite Aid in connection with the foregoing transactions will be paid in an amount up to approximately $94,000,000 (the "Transaction Costs").

         4. The estimated sources and uses of the funds necessary to consummate the Transactions are set forth in Annex I hereto (the "Sources and Uses of Funds").

                                                                         ANNEX I
                                                      to Transaction Description


                              Rite Aid Corporation
                  $1,900,000,000 Senior Secured Credit Facility
                            Sources and Uses of Funds


                        Sources                                                         Uses*
--------------------------------------------------------     -----------------------------------------------------------
Senior Facility --                                           Refinancing Existing Senior
drawn**                                  $1,400,000,000      Facility -- drawn**                          $  600,000,000

                                                             Refinancing Second Priority
Additional Financings                    $1,050,000,000      Indebtedness
                                                              RCF Facility     $730,000,000
                                                              PCS Facility      154,000,000
                                                              Exchange Debt     170,000,000
                                                              10.5% Notes       468,000,000
                                                              Synthetic Leases  213,000,000
                                                              Prudential Notes   21,000,000
                                                                               ------------


                                                                                                          $1,756,000,000
                                                             Transaction Costs and Premiums               $   94,000,000
                                         --------------                                                   --------------
TOTAL SOURCES                            $2,450,000,000      TOTAL USES                                   $2,450,000,000
                                         ==============                                                   ==============


-----------
*  Reflects amounts outstanding as of March 31, 2001.
** Excludes outstanding drawings under the Revolving Facility.

CONFIDENTIAL                                                           EXHIBIT B
May 15, 2001


                              Rite Aid Corporation
                  $1,900,000,000 Senior Secured Credit Facility
                    Summary of Principal Terms and Conditions

All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter and the Transaction Description relating to this Summary of Principal Terms and Conditions.

Borrower:                     Rite Aid Corporation, a Delaware corporation.

Transactions:                 As described in the Transaction Description.

Administrative Agent:         Citicorp USA, Inc., or an affiliate thereof
                              designated by SSBI (in its individual capacity
                              "CUSA" and in its capacity as Administrative
                              Agent, the "Administrative Agent").

Collateral Agent:             CUSA (in its capacity as Collateral Agent, the
                              "Collateral Agent").

Joint Lead Arrangers and
Joint Book Managers:          Salomon Smith Barney Inc. ("SSBI") and J.P. Morgan
                              Securities Inc. ("JPMorgan" and, together with SSBI, the "Joint Lead Arrangers").

Syndication Agents:           JPMorgan, Credit Suisse First Boston and Fleet
                              Retail Finance Inc. (collectively, the
                              "Syndication Agents" and, together with the Administrative Agent and the Collateral Agent, the
                              "Agents").

Other Agents:                 Other Agent titles to be determined.

Senior Lenders:               A syndicate of financial institutions arranged by
                              SSBI (the "Senior Lenders").

Senior Facility:              (A) An Amortizing Senior Secured Tranche A Term
                              Loan Facility (the "Tranche A Term Facility") in an aggregate principal amount of $1,400,000,000 less the aggregate principal amount outstanding on the Senior Facility closing date of the Borrower's
                              10.5% Senior Secured Notes due 2002 (the "10.5%
                              Notes"), after giving effect to the Borrower's tender therefor, such aggregate principal amount of the Tranche A Term Facility to be allocated, as determined by the Joint Lead

                              Arrangers in their discretion, entirely to or between one or more term loan facilities.

                              (B) An Amortizing Senior Secured Delayed Draw Tranche B Term Loan Facility in an aggregate principal amount equal to the aggregate principal amount outstanding on the Senior Facility closing date of the 10.5% Notes, after giving effect to the Borrower's tender therefor (the "Tranche B Term Facility" and, together with the Tranche A Term Facility, the "Term Facilities"); provided, however, that to the extent the Borrower consummates debt for equity swaps in respect of, or otherwise reduces the outstanding principal amount of, the 10.5% Notes after the closing of the Senior Facility, such financings will reduce the commitments under the Tranche B Term Facility on a dollar-for-dollar basis.

                              (C) A Senior Secured Revolving Credit Facility in an aggregate principal amount of $500,000,000 (the "Revolving Facility").

                              (D) Up to $125,000,000 of the Revolving Facility will be available as a letter of credit subfacility.

                              (E) Up to $100,000,000 of the Revolving Facility will be available as an uncommitted swing line facility. Swing line loans must be repaid not later than seven days after being drawn and may not be refinanced with swing line loans.

Purpose and Availability:     The Tranche A Term Facility will be fully drawn on
                              the date on which the conditions to the initial borrowing specified below are satisfied (the
                              "Initial Funding Date"). The Tranche B Term
                              Facility will be available at any time on or before the final maturity of the 10.5% Notes to purchase the 10.5% Notes at a purchase price no greater than par. The Revolving Facility will be available on and after the Initial Funding Date and at any time before the final maturity of the Revolving Facility, in minimum principal amounts to be agreed by the Agents and the Borrower.
                              Amounts borrowed under the Term Facilities that are repaid or prepaid may not be reborrowed.
                              Amounts repaid under the Revolving Facility may be reborrowed.

                              Amounts borrowed under the Senior Facility will be utilized by the Borrower solely (1) to refinance the existing senior facility and the Second Priority Indebtedness identified in the Sources and Uses of Funds, (2) to pay up to approximately $94,000,000 of transaction costs and premiums for the Transactions, (3) to refinance $24,000,000 of existing standby letters of credit issued by Mellon Bank and Citibank, and (4) to finance working capital requirements and capital expenditures and for other permitted general corporate purposes. Letters of credit may be issued in the ordinary course of the Borrower's business for permitted general corporate purposes. Certain interest rate hedging arrangements with Fleet and Citibank for the benefit of the Borrower and its subsidiaries will remain outstanding, and will be secured by a shared first-priority lien on the Collateral. Treatment of existing trade letters of credit issued for the benefit of the Borrower and its subsidiaries will be as agreed in the Operative Documents.

Final Maturity:               The Term Facilities and the Revolving Facility
                              will mature (and all lending commitments under the Revolving Facility will terminate) on the fourth anniversary of the date on which definitive documentation for the Senior Facility is executed and delivered; provided, however, that to the extent more than $20,000,000 of the Borrower's
                              $200,000,000 7.625% Debentures due April 15, 2005
                              remain outstanding on December 31, 2004, the Term
                              Facilities and the Revolving Facility will mature
                              (and all lending commitments under the Revolving
                              Facility will terminate) on March 15, 2005.

Amortization:                 [Term Facilities amortization schedules to be
                              determined by the Agents and the Borrower.]

Borrowing Base:               All loans and other extensions of credit under the
                              Senior Facility will be subject to a borrowing base (the "Borrowing Base") calculated as percentages to be agreed by the Agents and the Borrower of Eligible Receivables and Eligible
                              Inventory pledged as Collateral. The components, standards of calculation and initial advance rates of the Borrowing Base will be determined at the reasonable judgment and consistent with the customary practices of the Agents. Availability under the Borrowing Base will be reduced by (i) a reserve in an amount equal to the Borrower's then-current exposure upon early termination under its existing and future interest rate hedging agreements that have a shared security interest in the collateral securing the Senior Facility and
                              (ii) a reserve in an amount equal to the aggregate principal amount then outstanding of the Borrower's 10.5% Notes. The Collateral Agent may use its reasonable judgment to increase the initial advance rates by 5%. Any increase greater than that amount will be subject to a 662/3% vote of the Senior Lenders and any increase in advance rates above 80% of the orderly liquidation value of the Eligible Inventory or 85% of the Eligible
                              Receivables will be subject to a 100% vote of the Senior Lenders. The Borrowing Base will be computed weekly with respect to accounts receivable and store location inventory, monthly with respect to distribution center inventory and at other times requested by the Collateral Agent.
                              A Borrowing Base Certificate presenting the
                              Borrower's computation will be delivered to the Collateral Agent not later than four business days after the end of each week or the date of any such request by the Collateral Agent and not later than 14 days after the end of each month, as applicable.

Guarantee:                    All obligations of the Borrower under the Senior
                              Facility and under any interest protection or other hedging arrangements entered into with a Senior Lender (or any affiliate thereof) will be unconditionally guaranteed (the "Guarantees") by each existing and subsequently acquired or organized domestic and, to the extent no adverse tax consequences would result, foreign direct or indirect subsidiary of the Borrower (collectively, the "Subsidiary Guarantors") owning any assets consisting of inventory, accounts receivable, script lists, intellectual property, certain owned real estate (including owned fixtures, furnishings and equipment) and other assets to be agreed by the Agents and the Borrower ("Specified Assets").

Collateral:                   The Senior Facility, the Guarantees, certain
                              existing and future interest protection and other hedging arrangements entered into with a Senior
                              Lender (or any affiliate thereof) will be secured by a first priority pledge of, or mortgages on, all Specified Assets of each Subsidiary Guarantor
                              (whether existing or subsequently acquired or organized) and all proceeds of the foregoing
                              (collectively, the "Collateral"). Any 10.5% Notes that remain outstanding on the Senior Facility closing date, after giving effect to the Borrower's tender therefor (the "Remaining 10.5%
                              Notes"), may be secured on a pari passu basis by a silent first priority lien on the Collateral, shared with the Senior Facility. Any indebtedness incurred as Additional Debt Financings may be secured on a pari passu basis by a silent second priority lien on the Collateral (such secured
                              Additional Debt Financings, the "Second Priority
                              Indebtedness"). Such liens will not entitle the Remaining 10.5% Notes or the Second Priority
                              Indebtedness to take any action whatsoever with respect to the Collateral, and the Senior Lenders will at all times control all remedies or other actions relating to the Collateral. The holders of the obligations under the Senior Facility and the Remaining 10.5% Notes will have the right to receive all proceeds of any realization on the Collateral pursuant to the exercise of remedies on a pari passu basis until all obligations under the Senior Facility and the Remaining 10.5% Notes have been paid in full. The Remaining 10.5% Notes and the Second Priority Indebtedness will have secured claims in bankruptcy proceedings, but the intercreditor provisions will provide that the holders of the Remaining 10.5% Notes and the Second Priority Indebtedness may not vote such claims or exercise rights with respect to such claims in a manner adverse to the Senior Facility.

Cash Dominion:                The Borrower will continue its current cash
                              management system. Upon the occurrence of trigger events to be agreed by the Agents and the Borrower, the Collateral Agent, upon its determination or upon request by the Majority
                              Banks, may deliver cash sweep notices, requiring funds in the blocked accounts to be swept to a single concentration account. After delivery of cash sweep notices, unless required to do otherwise pursuant to intercreditor arrangements, the Collateral Agent will use each day's proceeds to reduce outstanding obligations under the Revolving Facility and thereafter to deposit into a cash sweep cash collateral account for the benefit of the Senior Facility secured parties, as collateral for the payment and performance of the Senior Facility obligations. As long as no default or event of default shall have occurred and be continuing, the Borrower will have access to the Revolving Facility during a cash sweep period. The

                              Collateral Agent may send a cash sweep notice on each occasion of the occurrence of a trigger event.

                              During a cash sweep period, upon the occurrence of certain events to be agreed by the Agents and the Borrower, the Collateral Agent shall automatically rescind any Cash Sweep Notice.

Interest Rates and Fees:      As set forth in Annex I hereto and in the Senior
                              Facility Fee Letter.

Optional Prepayments and
Reductions in Commitments:    Optional prepayments of borrowings under the
                              Senior Facility, and optional reductions of the unutilized portion of the Senior Facility commitments, will be permitted at any time, in minimum principal amounts to be agreed by the Agents and the Borrower, without premium or penalty, subject to reimbursement of the Senior
                              Lenders' redeployment costs in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period.

Mandatory Prepayments:        The Senior Facility will be subject to mandatory
                              prepayment as follows:

                              (a) with the net cash proceeds of sales of
                                  Specified Assets and sales of capital stock of any subsidiary of the Borrower owning any Specified Assets (other than sales in the ordinary course of business and other limited exceptions to be agreed by the Agents and the Borrower), to be applied pro rata to the Revolving Facility, the Tranche A Term Facility and the Tranche B Term Facility.

                              (b) with the net cash proceeds of certain
                                  permitted capital markets transactions, to be applied:

                                  (i)   first, to the extent that the Borrower
                                        is not in compliance with the Borrowing
                                        Base requirements, pro rata to the
                                        Revolving Facility, the Tranche A Term
                                        Facility and the Tranche B Term Facility until such noncompliance is remedied, and

                                  (ii) second, in an amount up to $300,000,000, to the payment or defeasance of the Borrower's $156,000,000 5.25%
                                        Convertible Subordinated Notes due 2002, and $110,000,000 6.00% Dealer
                                        Remarketable Securities due 2003 (or the deposit in a cash collateral account securing the Senior Facility of an amount required to repay such securities when callable at par), with the balance, if any, of such $300,000,000 to be available to the Borrower for general corporate purposes, and

                                  (iii) third, with respect to 75% of the
                                        balance of such net cash proceeds, pro
                                        rata to the Tranche A Term Facility and
                                        the Tranche B Term Facility and, with
                                        respect to 25% of the balance of such
                                        net cash proceeds, to general corporate
                                        purposes of the Borrower.

                              Such permitted capital markets transactions may consist of equity or of certain capital markets debt.

                              In the case of prepayments in respect of sales of Specified Assets and sales of capital stock of any subsidiary of the Borrower owning any Specified Assets, allocations within the Senior Facility will be made pro rata based on the outstanding amounts of the Tranche A Term Facility and the Tranche B Term Facility and the outstanding amount plus unused commitments of the Revolving Facility. Funds allocated to the Revolving Facility from prepayments in respect of sales of Specified Assets and sales of capital stock of any subsidiary of the Borrower owning any Specified Assets will be applied to permanently reduce the Revolving Facility commitment (with corresponding prepayments of obligations under the Revolving Facility). In the case of prepayments in respect of permitted capital markets transactions, allocations within the Senior Facility in respect of prepayments required to be applied pro rata to the Revolving Facility, the Tranche A Term Facility and the Tranche B Term Facility will be made pro rata based on the outstanding amounts of the Revolving Facility, the Tranche A Term Facility and the Tranche B Term Facility. Funds allocated to the Revolving Facility, the Tranche A Term Facility or the Tranche B Term Facility from prepayments in respect of permitted capital markets transactions will be applied to prepay outstanding principal amounts, and, in the case of the Term Facilities, will be allocated to scheduled amortization payments in reverse chronological order.

                              Borrowings under the Senior Facility (including the face amount of outstanding letters of credit) must be prepaid (or cash collateralized) on any date when the aggregate principal amount thereof exceeds the Borrowing Base by an amount sufficient to eliminate such excess.

Letters of Credit:            Letters of credit under the Revolving Facility
                              will be issued by one or more Senior Lenders (or an affiliate thereof) to be agreed (collectively, the "Issuing Lender"). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day before the final maturity of the Revolving Facility.

                              Drawings under any letter of credit shall be reimbursed by the Borrower (or converted to loans under the Revolving Facility) on the same business day. To the extent that the Borrower does not reimburse the Issuing Lender on the same business day, the Senior Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Lender pro rata based upon their respective Revolving Facility commitments, with the amount of such reimbursement payment being deemed to be a drawing under the Revolving Facility.

                              The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Lender.

Representations
and Warranties:               Usual for facilities and transactions of this type
                              and others appropriate to this transaction to be reasonably specified by the Agents (including customary exceptions and materiality thresholds), including, without limitation:

                              1.  Corporate status and authority.

                              2. Execution, delivery, and performance of loan documents and transactions contemplated thereby do not violate law or other agreements.

                              3.  No government or regulatory approvals
                                  required, other than approvals in effect.

                              4. No litigation which would (i) have a material adverse effect on the business, financial position, results of operations or prospects of the Borrower and its subsidiaries, taken as a whole, (ii) affect the legality, validity and enforceability of the loan documents (including without limitation, the validity, enforceability or priority of security interests to be granted) or (iii) impair the Borrower's or its subsidiaries' ability to perform its or their obligations under the loan documents.

                              5.  Environmental matters.

                              6. There not having occurred any material adverse change in the business, assets, operations, properties, condition (financial or otherwise), contingent liabilities, prospects or material agreements of Rite Aid and its subsidiaries, taken as a whole, since March 3, 2001.

                              7. Financial condition; accuracy of financial statements.

                              8. Material compliance with laws and regulations (including ERISA, margin regulations and all applicable environmental laws and regulations) and material agreements.

                              9.  Legality, validity, binding effect and
                                  enforceability of the loan documents.

                              10. Inapplicability of the Investment Company Act
                                  and Public Utility Holding Company Act.

                              11. Solvency.

                              12. Payment of taxes.

                              13. Validity, priority and perfection of security
                                  interests in the Collateral, and location of accounts receivable, inventory, receivables, real estate and intellectual property in Subsidiary Guarantors.

                              14. No conflicts with laws, material contracts,
                                  etc.

                              15. Properties.

                              16. Insurance.

                              17. Labor matters.

                              18. Accuracy of information.

                              19. Subsidiaries.

Conditions Precedent
to Initial Borrowing:         Usual for facilities and transactions of this
                              type, including those specified in the Summary of Additional Conditions Precedent attached as
                              Exhibit C to the Commitment Letter, and others appropriate to this transaction to be reasonably specified by the Agents.

Affirmative Covenants:        Usual for facilities and transactions of this type
                              and others appropriate to this transaction to be reasonably specified by the Agents (to be applicable to the Borrower and the Borrower's subsidiaries), including, without limitation, and subject, in each case, to customary exceptions and materiality standards to be agreed by the Agents and the Borrower:

                              1.  Preservation of corporate existence and
                                  maintenance of material rights.

                              2. Material compliance with laws (including ERISA and applicable environmental laws).

                              3.  Payment of taxes.

                              4.  Payment or performance of obligations.

                              5. Delivery of audited and unaudited financial statements.

                              6. Other reporting requirements, including with respect to the Borrowing Base and information with respect to the Collateral and perfection of security interests, and notices of default, litigation and other adverse matters.

                              7. Visitation rights, including Collateral and Borrowing Base reviews.

                              8.  Maintenance of books and records.

                              9.  Maintenance of properties.

                              10. Maintenance of insurance.

                              11. Use of proceeds.

Negative Covenants:           Usual for facilities and transactions of this type
                              and others appropriate to this transaction to be reasonably specified by the Agents (to be applicable to the Borrower and the Borrower's subsidiaries), including, without limitation, subject in each case to customary exceptions and materiality standards to be agreed by the Agents and the Borrower:

                              1. Limitations on liens. Security interests with respect to existing trade letters of credit that continue after the closing date will be permitted.

                              2. Limitations on incurrence of debt (including obligations in respect of foreign currency exchange and other hedging arrangements) and contingent obligations. Treatment of existing trade letter of credit arrangements will be as agreed in the Operative Documents. The Senior Facility will permit the issuance of certain capital markets debt as described below, the proceeds of which will not be required to be applied as a "Mandatory Prepayment": (a) up to $200,000,000 aggregate principal amount of secured debt, subordinated only to the Senior Facility and any Remaining 10.5% Notes, with terms and conditions satisfactory to Senior Lenders holding more than 66 2/3% of the aggregate amount of the loans and commitments under the Senior Facility and (b) an aggregate principal amount of debt with the same terms as the Additional Debt Financing described in item 1(a) of Exhibit C in an amount not in excess of (x) $300,000,000 plus (y) an amount, not in excess of $140,000,000, by which the equity financing component (including debt for equity swaps) of the Additional Financings effected on or prior to the closing of the

                                  Senior Facility exceeds $700,000,000, provided that not less than $260,000,000 of the proceeds of such debt are used to refinance outstanding debt of the Borrower.

                              3. Limitations on dividends, redemptions and repurchases with respect to capital stock and on loans and investments.

                              4. Limitations on prepayments, redemptions and repurchases of certain debt.

                              5.  Limitations on loans and investments.

                              6.  Limitations on capital expenditures.

                              7.  Limitations on mergers, consolidations,
                                  acquisitions, asset dispositions and
                                  sale/leaseback transactions.

                              8.  Limitations on transactions with affiliates.

                              9. Limitations on changes in business conducted by the Borrower and its subsidiaries.

                              10. Limitations on amendment of certain debt and
                                  other material agreements.

                              11. Limitations on the issuance and sale of
                                  capital stock of subsidiaries.

                              12. Limitations on restrictions on distributions
                                  from subsidiaries.

                              13. Limitation on negative pledges granted to
                                  other creditors.

Selected Financial
Covenants:                    Usual for facilities and transactions of this
                              type, including, without limitation, minimum
                              EBITDA, a minimum interest coverage ratio and a minimum fixed charge coverage ratio.

Events of Default:            Usual for facilities and transactions of this type
                              and others appropriate to this transaction to be reasonably specified by the Agents, including, without limitation:

                              1. Failure to pay principal when due and interest or any other amount within five days of the due date thereof.

                              2. Representations or warranties materially incorrect when given.

                              3. Failure to comply with covenants (with notice and cure periods as applicable).

                              4. Cross-default to payment defaults on principal aggregating $25,000,000, or default or event of default if the effect is to accelerate or (with lapse of time, notice or both) permit acceleration.

                              5. Unsatisfied judgment or order in excess of $25,000,000 individually or of $25,000,000 in the aggregate.

                              6.  Bankruptcy or insolvency.

                              7.  ERISA events.

                              8.  Change of control or ownership.

                              9. Actual invalidity, or invalidity asserted by Rite Aid or any of its subsidiaries, of any loan document.

                              10. Invalidity, non-perfection or loss of priority
                                  of any material lien (with cure periods as applicable).

Voting: Amendments and waivers of the loan documents will require the approval of Senior Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Facility, except that (a) the consent of each affected Senior Lender shall be required with respect to matters usual for facilities and transactions of this type, including those matters set forth in the existing senior facility (with such changes appropriate to this transaction as may be reasonably satisfactory to the Agents) and including, (i) waiver of any condition precedent to the initial borrowing, (ii) increases in commitments of the Senior Lenders, (iii) reductions of principal, interest or fees, (iv) extensions of any date fixed for payment of principal or interest or of final maturity, (v) releases of all or substantially all of the

                              Collateral (other than in connection with any sale or financing of Collateral permitted by the loan documents) and (b) the consent of Senior Lenders holding more than 50% of the Revolving Facility and more than 50% of each adversely affected tranche of the Term Facilities shall be required with respect to any amendment that changes the allocation between the Revolving Facility, the Tranche A Term Facility and the Tranche B Term Facility (or any combination thereof) of any mandatory prepayments under the Senior Facility.

Assignment and Participation: The Senior Lenders will have the right to assign loans and commitments to (i) their affiliates,
                              (ii) other Senior Lenders or (iii) any Federal Reserve Bank, in each case without restriction, or to other financial institutions, with the consent, not to be unreasonably withheld, of the Agents and the Borrower (but the Borrower's consent shall not be required if an Event of Default shall have occurred and be continuing). Minimum aggregate assignment level (except other Senior Lenders) of, in the case of the Revolving Facility, $5,000,000 and, in the case of the Term Facilities, $1,000,000 and increments of $1,000,000 in excess thereof. The parties to the assignment (other than the Borrower) shall pay to the Administrative Agent an administrative fee of $1,000.

                              Each Senior Lender will have the right to sell participations in its rights and obligations under the loan documents, subject to customary restrictions on the participants' voting rights.

Yield Protection, Taxes
and Other Deductions:         (1) The loan documents will contain yield
                                  protection provisions, customary for
                                  facilities of this nature, protecting the Senior Lenders in the event of unavailability of funding, funding losses, reserve and capital adequacy requirements.

                              (2) All payments to be free and clear of any
                                  present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Senior Lender's applicable lending office). The Senior Lenders will use reasonable efforts to minimize to the extent possible any applicable taxes and the Borrower will indemnify the Senior Lenders and the Agents for such taxes paid by the Senior Lenders or the Agents.

Expenses:                     The Borrower will reimburse all reasonable out-of-
                              pocket expenses (including, without limitation, expenses incurred in connection with due diligence, Collateral and Borrowing Base appraisals and fees and expenses of counsel) (a) of Citi/SSB and SSBI incurred by them in connection with the preparation, syndication and execution of the Senior Facility and the loan documents and (b) of Citi/SSB, SSBI and the Senior
                              Lenders incurred by them in connection with the waiver, modification and enforcement of the Senior
                              Facility and the loan documents. Such amounts shall be reimbursed by the Borrower upon presentation of a statement of account, whether or not the Initial Funding Date occurs or the loan documents are executed and delivered.

Governing Law and Forum:      New York.

Counsel to Citi/SSB and SSBI: Cravath, Swaine & Moore.

                                                                         ANNEX I
                                                                    to Exhibit B


                              Rite Aid Corporation
                  $1,900,000,000 Senior Secured Credit Facility
                             Interest Rates and Fees


Interest Rates:               The interest rates under the Revolving Facility
                              and the Term Facility are LIBOR plus a spread of 3.50% or Base Rate plus a spread of 2.50%.

                              The Borrower may choose LIBOR or Base Rate pricing and may elect interest periods of 7 days or 1, 1 1/2, 2, 3 or 6 months for LIBOR borrowings, except that all swing line loans will have Base Rate pricing.

                              Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of Base Rate loans).

                              Interest will be payable in arrears (a) for loans accruing interest at a rate based on LIBOR, at the end of each interest period (but not less frequently than every 3 months) and on the maturity date, (b) for loans accruing interest based on the Base Rate, quarterly in arrears and on the maturity date.

                              "Base Rate" means the highest of (a) Citibank, N.A.'s base rate, (b) the Federal Funds Effective Rate plus 1/2 of 1% and (c) the Base CD Rate plus 1/2 of 1%.

                              LIBOR will at all times include statutory reserves.

Default Rate:                 The applicable interest rate plus 2% per annum.

Commitment Fees:              0.5% per annum on the undrawn portion of the
                              commitments in respect of the Revolving Facility, payable quarterly in arrears. 0.75% per annum on the undrawn portion of the commitments in respect of the Tranche B Term Facility, payable quarterly in arrears.

Letter of Credit Fee:         A per annum fee equal to the spread over LIBOR
                              under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable quarterly in arrears and on the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Senior Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Senior
                              Lender's Revolving Facility commitment. In addition, the Borrower shall pay to the Issuing
                              Lender, for its own account, (a) a fronting fee of 1/4 of 1% per annum on the aggregate face amount of outstanding letters of credit, payable quarterly in arrears and on the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year, and
                              (b) customary issuance and administration fees.

CONFIDENTIAL                                                           EXHIBIT C
May 15, 2001









                              Rite Aid Corporation
                  $1,900,000,000 Senior Secured Credit Facility
                   Summary of Additional Conditions Precedent

All capitalized terms used herein but not defined herein shall have the meanings provided in the Transaction Description and the Summary of Principal Terms and Conditions relating to this Summary of Additional Conditions Precedent.

The initial borrowing under the Senior Facility shall be subject to the following additional conditions precedent:

1. Consummation of Additional Financings. The Additional Financings shall have been consummated, and in connection therewith:

         (a) Any indebtedness incurred as Additional Debt Financing shall:

             (i)   Have a maturity date after January 1, 2006.

             (ii) If any security is granted, be limited to a silent second priority security interest in the Collateral on terms acceptable to the Agents. If any real estate financings are consummated, collateral therefor shall be limited to the real estate financed.

             (iii) Have no rights to additional collateral.

The terms and conditions of the Additional Financings, and all documentation and agreements relating thereto, shall be reasonably satisfactory to the Agents and the Senior Lenders.

2. Senior Facility Documentation. The documentation for the Senior Facility shall have been executed and delivered and shall be reasonably satisfactory to each of the Agents and the Senior Lenders. The holders of the Remaining 10.5% Notes and the Second Priority Indebtedness or their representatives shall have entered into, or otherwise become subject to, intercreditor arrangements reasonably satisfactory to the Agents and the Senior Lenders providing for, in the case of the Remaining 10.5% Notes, the silent first priority lien shared with the Senior Facility on the Collateral and, in the case of the Second Priority Indebtedness, the silent second priority lien on the Collateral, in each case described under the heading "Collateral" in the Summary of Principal Terms and Conditions.

3. Collateral and Guarantees. All Specified Assets of the Borrower's subsidiaries (other than foreign subsidiaries to the extent adverse tax consequences would result and de minimis Specified Assets owned by the Borrower) shall be owned by Subsidiary Guarantors and the Senior Lenders shall have a first-priority perfected security interest in the Collateral. Notwithstanding anything to the contrary, none of the assets of the Borrower shall be pledged as Collateral. The Agents shall be reasonably satisfied that all material Specified Assets acquired as of and after the Funding Date will be owned by Subsidiary

Guarantors and subject to a first priority perfected security interest securing the Senior Facility obligations and, on a silent pari passu basis, the Remaining 10.5% Notes.

4. Business Plan. There not having been any material changes to the five-year business plan of Rite Aid which has been previously delivered to the Agents.

5. Borrowing Base; Valuation and Appraisal; Field Examination. The Borrowing Base shall be sufficient to support the initial borrowings under the Senior Facility. The Administrative Agent shall have received such valuations and appraisals of the Borrowing Base by independent appraisal firms reasonably satisfactory to the Administrative Agent as the Administrative Agent shall reasonably request. The Administrative Agent shall have completed completion of a field examination of the Collateral, the results of which shall be satisfactory to the Senior Lenders.

6. Environmental and Employee Health and Safety. The Agents and the Senior Lenders shall be reasonably satisfied as to the amount and nature of any environmental liabilities and exposures relating to the properties to be mortgaged, and any employee health and safety liabilities and exposures to which the Borrower and its subsidiaries may be subject and with the plans of the Borrower with respect thereto. The Agents shall have received such information as they may reasonably request from an environmental consulting firm satisfactory to the Agents.

7. Litigation. There shall be no litigation which would (i) have a material adverse effect on the business, financial position, results of operations or prospects of the Borrower and its subsidiaries, taken as a whole, (ii) affect the legality, validity and enforceability of the loan documents (including without limitation, the validity, enforceability or priority of security interests to be granted) or (iii) impair the Borrower's or its subsidiaries' ability to perform its or their obligations under the loan documents.

8. Working Capital. The Agents shall be reasonably satisfied with the sufficiency of amounts available under the Senior Facility, and immediately following the consummation of the Transactions, actual borrowing availability under the Revolving Facility shall be at least $200,000,000.

9. No Conflicts. The consummation of the Transactions, including the Senior Facility and the other transactions contemplated hereby, shall not (a) violate any applicable law, statute, rule or regulation or (b) conflict with, or result in a default or event of default or an acceleration of any rights or benefits under, any material agreement of the Borrower or any of its subsidiaries, and the Agents and the Senior Lenders shall have received one or more legal opinions to such effect, satisfactory to the Agents, from counsel to the Borrower satisfactory to the Agents.

10. Consents. All requisite material governmental authorities and third parties shall have approved or consented to the transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the transactions contemplated hereby.

11. Material Adverse Change. Absence of any material adverse change in the business, assets, operations, properties, condition (financial or otherwise), contingent liabilities, prospects or material agreements of Rite Aid and its subsidiaries, taken as a whole, since March 3, 2001.

12. Contractual Restrictions. The Senior Lenders' satisfaction that the Borrower and its subsidiaries are not subject to material contractual or other restrictions that would be violated by the contemplated transactions, including the granting of security interests and guarantees by subsidiaries.

13. Title Searches. The Collateral Agent shall have received mortgage and lien searches with respect to the real estate Collateral reasonably satisfactory to the Agents; provided that, in the case of real estate Collateral with respect to which mortgage and lien searches were performed in connection with the existing senior facility, such searches shall be limited to updates of the searches previously performed.

14. 10.5% Notes. The 10.5% Notes shall have been redeemed or defeased or a tender offer for any and all 10.5% Notes shall have been consummated on an any or all basis by the Borrower, on terms reasonably satisfactory to the Agents.

15. Miscellaneous Closing Conditions. Other customary closing conditions, including delivery of satisfactory legal opinions of the Borrower's and the Agents' counsel, other financial information to be agreed by the Agents and the Borrower; accuracy of representations and warranties; absence of defaults, prepayment events or creation of liens under debt instruments or other agreements as a result of the transactions contemplated hereby; evidence of authority; compliance with applicable laws and regulations (including but not limited to ERISA, margin regulations and environmental laws); payment of fees and expenses; and obtaining of satisfactory insurance.